Exhibit 3
STIFEL
Rule 10b5-1 Individual Purchase Plan
ISSUER NAME	LightInTheBox Holding Co Ltd
TICKER SYMBOL	LITB
PURCHASER NAME	Zall Development (HK) Holding Company Limited
PLAN ACCOUNT NUMBER
FA NAME
PLAN EXECUTION DATE	9 September 2016
PLAN TYPE	Individual Purchase
PLAN BEGINNING DATE	[***]
PLAN TERMINATION	[***]
TOTAL SHARES

*** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment.  The omitted portions have been filed separately with the SEC.

Plan dated 9 September 2016 (this "Plan") between Zall Development (HK) Holding Company Limited ("Purchaser") and Stifel, Nicolaus & Company, Incorporated ("Stifel"), acting as agent.
A.	Recitals
1.	This Plan entered into between Purchaser and Stifel for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
2.	Purchaser is establishing this Plan in order to purchase shares of LightInTheBox Holding Co Ltd (the "Issuer"), which is currently trading under LITB on the NYSE ("Principal Market").
B.	Purchaser Representations, Warranties and Covenants
1.
As of the date hereof, Purchaser represents and warrants that he (she) is not aware of any material nonpublic information and is entering into this Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

2.	Purchaser agrees to provide Stifel with a certificate dated as of the date of this Plan and signed by the Issuer substantially in the form of Exhibit A to this Plan prior to commencement of the Plan Period (as defined below).
Purchaser agrees to notify Stifel's Corporate Executive Services Department by telephone at the number set forth in paragraph G.5 below as soon as practicable if Purchaser becomes aware of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A to this Plan.  Such notice shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Purchaser and shall not in any way communicate any material nonpublic information about the Issuer or its securities to Stifel.  Such notice shall be in addition to the notice required to be given to Stifel by the Issuer pursuant to the certificate set forth as Exhibit A to this Plan.
3.	Purchaser agrees that he (she) shall not, directly or indirectly, communicate any information relating to the Stock or the Issuer to any employee of Stifel or its affiliates who is involved, directly or indirectly, in executing this Plan at any time while this Plan is in effect.

4.	While this Plan is in effect, Purchaser agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Plan and agrees not to alter or deviate from the terms of this Plan.
5.	The execution and delivery of this Plan by Purchaser and the transactions contemplated by this Plan will not contravene any provision of applicable law or any agreement or other instrument-binding on Purchaser or any of Purchaser's affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Purchaser or Purchaser's affiliates.
6.	Purchaser agrees that until this Plan has been terminated Purchaser shall not (i) enter into a binding contract with respect to the purchase or sale of Stock with another broker, dealer or financial institution (each, a "Financial Institution"), (ii) instruct another Financial Institution to purchase or sell Stock or (iii) adopt a plan for trading with respect to Stock other than this Plan.
7.	(a)	Purchaser agrees to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Purchaser.
(b)	Purchaser agrees that Purchaser shall at all times during the Plan Period (as defined below), in connection with the performance of this Plan, comply with all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
8.	Purchaser acknowledges and agrees that Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Stock under this Plan.
C.	Implementation of the Plan
1.	Purchaser hereby appoints Stifel to purchase shares of Stock pursuant to the terms and conditions set forth below. Subject to such terms and conditions, Stifel hereby accepts such appointment.
2.	Stifel is authorized to begin purchasing Stock under this Plan (at least thirty days from signature date of the Plan) on [***] at the open of the Principal Market and and this Purchase Plan shall terminate on the earliest to occur of: (i) the date on which Stifel receives notice of the death of Seller; (ii) at Stifel's discretion, the date that Stifel receives notice that the Issuer or any other person publicly announced a tender or exchange offer with respect to the Stock; (iii) at Stifel's discretion, the date that Stifel receives notice of a public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction involving the securities of the Issuer; (iv) at Stifel's discretion, the date on which Stifel receives notice of the commencement of any proceedings in respect of or triggered by Purchaser's bankruptcy or insolvency; and the earlier to occur of the following:
☒	[***] at the close of the Principal Market;
☐	the date that the aggregate number of shares of Stock purchased under this Plan is _____ shares (the period under which Stifel is authorized to purchase stock under this paragraph C.2 is referred to in this Plan as the "Plan Period").
3.	Stifel shall purchase the Daily Purchase Amount (as defined in Schedule A) for the account of Purchaser on each Purchase Day (as defined in Schedule A), subject to the following restrictions and parameters set forth in Schedule A of this Plan. A "Trading Day" is defined as any day during the Plan Period that the Principal Market is open for business.
a.
Subject to the restrictions and parameters set forth in Schedule A of this Plan, all trades made pursuant to this Plan will be affected in accordance with the requirements set forth by Rule 10b-18 of the Exchange Act.

b.	Subject to the restrictions and parameters set forth in Schedule A of this Plan, Stifel shall Purchase the Daily Purchase Amount on each Purchase Day under ordinary principles of best execution at the then-prevailing market price, Unless otherwise specified, Stifel will execute the Purchaser's order on a "Not Held" basis. Not Held orders are market or limit orders that give the Stifel trader the right to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute the order under the Plan.
*** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment.  The omitted portions have been filed separately with the SEC.

c.	Purchaser agrees and acknowledges that Stifel may execute Purchaser's order(s): (i) in a single transaction or multiple transactions during the course of the Trading Day, or (ii) by aggregating the order with other orders from other purchasers of the Issuer's Stock that may or may not have been accepted pursuant to a Rule 10b5-1 Plan, executing them as a block or multiple smaller transactions, and allocate an average price to each purchaser.
d.	The Daily Purchase Amount and the Maximum Purchase Price, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the Plan Period. Stifel will not purchase fractional shares under this Plan. In the event that the above referenced adjustment of Daily Purchase Amount results in fractional shares, the Daily Purchase Amount will be rounded down to the nearest whole number.
4.	Stifel shall not purchase Stock under this Plan at any time when:
a.	Stifel, in its sole discretion, has determined that a market disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity has occurred, or
b.	Stifel, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Purchaser or Purchaser's Affiliates (other than any such restriction relating to Purchaser's possession or alleged possession of material nonpublic information about the Issuer or the Stock), or
c.	Stifel has received notice from the Issuer or Purchaser of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A to this Plan.
5.	Stifel may purchase Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.
D.	Termination
1.	This Plan may not be terminated prior to the end of the Plan Period, except that:
a.	it may be terminated by written notice from Purchaser received by Stifel's Corporate Executive Services Department at the address or fax number set forth in paragraph G.5 below.
b.	it may be terminated pursuant to Paragraph G.2 of this Plan.
c.	it may be, at Stifel option, terminated if Stifel has received notice from the Purchaser of the occurrence of any event contemplated in paragraph B.2. of this Plan or from the Issuer of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A to this Plan.
d.	Notwithstanding the provisions of D.1.(i) herein, this Plan may only be amended pursuant to the Issuer's insider trading policy and only after pre-clearance by the Issuer.
E.	Indemnification; Limitation of Liability
1.	(a)	Purchaser agrees to indemnify and hold harmless Stifel and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to Stifel's action taken or not taken in compliance with this Plan or arising out of or attributable to any breach by Purchaser of this Plan (including Issuer's representations and warranties in this Plan) or any violation by Purchaser of applicable laws or regulations. This indemnification shall survive termination of this Plan,
(b)	Notwithstanding any other provision of this Plan, Stifel shall not be liable to Purchaser for:

(i)	special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or
(ii)	any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God".
2.	Purchaser has consulted with Purchaser's own advisors as to the legal, business, financial and related aspects of, and has not relied upon Stifel or any person affiliated with Stifel in connection with Purchaser's adoption and implementation of this Plan.
3.
Purchaser acknowledges and agrees that in performing Purchaser's obligations under this Plan, neither Stifel nor any of its affiliates nor any of their respective officers, employees or other representatives is exercising any discretionary authority or discretionary control respecting management of Purchaser's assets, or exercising any authority or control respecting management or disposition of Purchaser's assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to Purchaser or Purchaser's assets.  Without limiting the foregoing, Purchaser further acknowledges and agrees that neither Stifel nor any of its affiliates nor any of their respective officers, employees or other representatives has provided any "investment advice" within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions with respect to Purchaser's assets.

F.	Agreement to Arbitrate Certain Disputes
The following disclosure is required by various regulatory bodies but should not limit the applicability of the following arbitration provision to or in any claim or controversy which may arise between Purchaser and Stifel.
This Agreement contains a predispute arbitration clause.  By signing an arbitration agreement, the parties agree as follows:
•
Arbitration is final and binding on the parties.  All parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

•
The parties are waiving their right to seek remedies in court, including the right to a jury trial.  Arbitration awards are generally final and binding; a party's ability to have a court reverse or modify an arbitration award is very limited.

•
Pre-arbitration discovery is generally more limited than and different from court proceedings.  The ability of the parties to obtain documents, witness statements, and other discovery is generally more limited in arbitration than in court proceedings.

•
The arbitrators' award is not required to include factual findings or legal reasoning, and any party's right to appeal or seek modifications of rulings of the arbitrators is strictly limited.  The arbitrators do not have to explain the reason(s) for their award.

•	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.
•	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.
•	The rules of the arbitration forum in which the claim is filed, and any amendments thereto, are hereby incorporated into this Agreement.
•	The award of the arbitrators or of the majority of them shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.
•
No person shall bring a putative or certified class action to arbitration, nor seek to enforce any predispute arbitration agreement against any person who has initiated in court a putative class action, or who is a member of a putative class action who has not opted out of the class with respect to any claims encompassed by the putative class action until:  (i) the class certification is denied; or (ii) the class is decertified; or (iii) the Purchaser is excluded from the class by the court.  Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.
•
Purchaser agrees, and in consideration of Stifel carrying an account for Purchaser, Stifel agrees, that all controversies which may arise between us, including any dispute involving Stifel's present or former agents, employees, officers, and directors and including, but not limited to those involving transactions in any account you have individually or jointly with or on behalf of another party at Stifel, including those in which you have a beneficial interest, or the construction, performance, or breach of this or any other agreement between us, whether entered into prior, on, or subsequent to the date hereof, shall be fully and finally determined by binding arbitration.  Any arbitration under this Agreement shall be determined pursuant to the arbitration laws of the State of Missouri and Federal Arbitration Act, where applicable, before the Financial Industry Regulatory Authority (FINRA).

•	A copy of this arbitration agreement is hereby given to the Purchaser, who shall acknowledge receipt thereof on the Agreement or on a separate document.
•
If Purchaser files a complaint in court against Stifel or its present or former employees, officers, or directors, Stifel may seek to compel arbitration of any such claims.  If Stifel seeks to compel arbitration of such claims, Stifel must agree to arbitrate all of the claims contained in the complaint if the Purchaser so requests.

Purchaser acknowledges that the preferred forum for any dispute resolution involving controversies which may arise between Purchaser and Stifel is through arbitration pursuant to the terms of the arbitration provision found in this Agreement.  In the unlikely event any controversy or dispute arising under this Agreement with Stifel is determined to be ineligible for arbitration, Purchaser agrees as follows:  THE PARTIES TO THIS AGREEMENT SHALL NOT EXERCISE ANY RIGHTS THEY MAY HAVE TO ELECT OR DEMAND A TRIAL BY JURY.  The client and Stifel hereby expressly waive any right to a trial by jury.  The Purchaser acknowledges and agrees that this provision is a specific and material aspect of the agreement between the parties and that Stifel would not enter into this Agreement with Purchaser if this provision were not part of the agreement.

Dispute Resolution Locale.  Any suit, arbitration proceeding, reparation proceeding, claim, or action against Stifel or its present or past officers, agents, or employees shall be brought and heard in the city where the branch sales office of Stifel is or was located with which Purchaser dealt.  If the court, arbitration forum, or reparations tribunal does not conduct hearings in that city, then any such action must be brought and heard in the locale closest to that city in which the court, arbitration forum, or reparations tribunal conducts hearings.  This paragraph shall apply even if Purchaser has related disputes with other parties which cannot be resolved in the same locale.
G.	General
1.	Purchaser shall pay Stifel $[***] per share of the Stock purchased.
2.	Purchaser agrees to deposit funds into Stifel account for the Purchaser to cover the purchase of Issuer Stock (including commission and applicable transaction fees, with the amount to be estimated by Purchaser in good faith, if the Daily Purchase Amount is designated as share amount) under this Plan prior to the close of the Principal Market on the business day preceding the commencement of each Purchase Day under this Plan or this Plan will automatically terminate. Purchaser agrees to pay Stifel the commission per share of Stock indicated under G. 1. Stifel may deduct its commission and applicable transaction fees from Purchaser's account. Purchaser and Stifel acknowledge and agree that this Plan is a "securities contract" as such term is defined in Section 741(7) or Title 11 of the United States Code (the "Bankruptcy Code"), entitled to all of the protections given such contracts under the Bankruptcy Code.
3.	This Plan constitutes the entire agreement between the parties with respect to this Plan and supersedes any prior agreements or understandings with regard to the Plan.
4.	This Plan may be amended by the Purchaser:
a.	only upon the written consent of Stifel
b.	upon receipt by Stifel of the following documents, each dated as of the date of such amendment
(i)	a representation signed by the Issuer substantially in the form of Exhibit A to this Plan,
*** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment.  The omitted portions have been filed separately with the SEC.

(ii)	a certificate signed by the Purchaser certifying that the representations and warranties of the Purchaser contained in this Plan are true at and as of the date of such certificate as if made at and as of such date.
c.	Such amendment will become effective a minimum of thirty days from the date the amendment is signed
5.	All notices to Stifel under this Plan shall be given to the Stifel Corporate Executive Services Department in the manner specified by this Plan by telephone at (973) 549-4225, by facsimile at (973) 549-4178, by email at CorporateExecServices@stifel.com or by certified mail to the address below:
Stifel Nicolaus & Company, Incorporated
18 Columbia Turnpike
Florham Park, NJ 07932
Attn:  Corporate Executive Services
6.	Purchaser's rights and obligations under this Plan may not be assigned or delegated without the written permission of Stifel, which may be withheld in the sole discretion of Stifel.
7.	This Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures on all counterparts were upon the same instrument.
8.	If any provision of this Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Plan will continue and remain in full force and effect.
9.	This Plan shall be governed by and construed in accordance with the internal laws of the State of Missouri, and may be modified or amended only by a writing signed by the parties to this Plan.

NOTICE:  THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN PARAGRAPHS F.1 AND F.2.
IN WITNESS WHEREOF, the undersigned have signed this Plan as of the date first written above.

Date: 9th September, 2016
Plan Account Number:  ___________________________________
Signature:	/s/ Yan Zhi
Print Name:	Mr. Yan Zhi
Title:	Director

Stifel Nicolaus & Company, Incorporated
By:	/s/ Hugh Milner
Print Name:	Hugh Milner
Title:	Managing Director

SCHEDULE A
Stock to be purchased under this Plan Dated 9 September 2016
Purchasing Parameters:
•	Subject to the parameters set forth below, all trades made pursuant to this Plan will be affected in accordance with the requirements set forth by Rule 10b-18 of the Exchange Act.
•	A Trading Day is defined in paragraph C.3 of this Plan.
•
Stifel shall purchase the Daily Purchase Amount (as defined below) for the account of Purchaser on each Purchase Day (as defined below), subject to the following restrictions, if desired (check each applicable box):

☒	Stifel shall not purchase any shares of Stock under this Plan at a price of more than [***] (before adding commissions and other expenses of purchase) (the "Maximum Purchase Price").
☐	(insert any other restrictions) _________________________________________________
•	A "Purchase Day" is (Select One):
☐	each Trading Day during the Plan Period that the Principal Market is open for business.
☐	each Trading Day during the Plan Period succeeding any period of _____ consecutive Trading Days during which the closing price of the Stock on the Principal Market or, if applicable, as reported in the consolidated system was equal to or greater than _____.
☐	the first weekday of each month during the Plan Period, provided that if any Purchase Day is not a Trading Day, such Purchase Day shall be deemed to fall on the next succeeding Trading Day.
☐	Insert Other Conditions: ______________________________
•	The "Daily Purchase Amount" for any Purchase Day shall be (please check the applicable box to indicate the amount of Stock that Stifel is to purchase on each Purchase Day);
☒	[***] shares of Stock.
☐	N/A (or other comments): _________________________________________________
•	If Stifel cannot purchase the Daily Purchase Amount on any Purchase Day, then (select one):
☒	the amount of such shortfall may be purchased as soon as practicable on as many succeeding Trading Days as needed under ordinary principles of best execution.
☐	Stifel's obligation to purchase Stock on such Purchase Day under this Plan shall be deemed to have been satisfied.
☐	Stifel shall be in the market every Trading Day to purchase all Plan shares specified above at the limit price(s) set forth above. Daily Purchase Amount on each Purchase Day is the same as the Plan Total minus any purchased shares.
☐	N/A (or other comments): _________________________________________________
Nevertheless, if any such shortfall exists after the close of trading on the last Trading Day of the Plan Period, Stifel's authority to purchase such shares for the account of Purchaser under this Plan shall terminate.
Include below any additional instructions/examples/clarifications:
*** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment.  The omitted portions have been filed separately with the SEC.

EXHIBIT A
ISSUER REPRESENTATION
1. LightInTheBox Holding Co Ltd (the "Issuer") represents that it has approved the Plan dated 9 September 2016 (the "Plan") between Zall Development (HK) Holding Company Limited ("Purchaser") and Stifel, Nicolaus & Company, Incorporated ("Stifel") relating to the __________1 stock of the Issuer (the "Stock").
2. The purchases to be made by Stifel for the account of Purchaser under the Plan will not violate the Issuer's insider trading policies, and to the best of the Issuer's knowledge there are no legal, contractual or regulatory restrictions applicable to Purchaser or Purchaser's affiliates as of the date of this representation that would prohibit the Purchaser from entering into the Plan or prohibit any purchases under the Plan.
3. The Purchaser has not entered into any other plan for trading with respect to the Securities other than the Plan, and to the best of the Issuer's knowledge, the Purchaser is not acting in concert with any other person; and to the extent the Issuer purchases shares of the Issuer while the Plan is effective, such purchases by the Issuer will be effected in a manner consistent with the requirements of Rule 10b-18 of the Securities Exchange Act of 1934.
4. If, at any time during the Plan Purchase Period (as defined in the Plan), Issuer becomes aware of a legal, contractual or regulatory restriction that is applicable to Purchaser or Purchaser's affiliates and that would prohibit any purchase under the Plan (other than any such restriction relating to Purchaser's possession or alleged possession of material nonpublic information about the Issuer or its securities), the Issuer agrees to give Stifel's Corporate Executive Services Department notice of such restriction by telephone as soon as practicable.  Such notice shall be made to Corporate Executive Services at (973) 549-4225 and shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Purchaser.  In any event, the Issuer shall not communicate any material nonpublic information about the Issuer or its securities to the Corporate Executive Services staff, Trading Department, or Financial Advisor.

Dated: 9 September 2016

Signature:                                /s/ Lin Shen
Print Name:                              Lin Shen
Title of Authorized Officer:   Compliance Officer

1 Insert Common, Preferred or other designation.